Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of October 5, 2026, by and among (i) ST SPONSOR II LIMITED, a Cayman Islands exempted company (“Sponsor”), (ii) CHARLTON ARIA ACQUISITION CORPORATION, a Cayman Islands exempted company (“SPAC”), and (iii) KQC QUANTUM, INC., a Delaware corporation (“Parent”). Capitalized terms used but not defined in this Agreement have the meanings ascribed to such terms in the Business Combination Agreement, by and among SPAC, Parent, KQC MS LIMITED, a Cayman Islands exempted company and wholly owned subsidiary of Parent (“Merger Sub”), KOREA QUANTUM COMPUTING CO., LTD. (“KQC Korea”), and Sponsor solely for the purposes specified therein, dated as of October 5, 2026 (as it may be amended, supplemented, modified and/or restated from time to time, the “Business Combination Agreement”).

WHEREAS, Sponsor owns 255,000 SPAC Class A Ordinary Shares underlying the SPAC’s private placement units and 1,905,000 Founder Shares (collectively, the “Sponsor Shares”);

WHEREAS, in connection with the IPO, certain officers and directors of SPAC (each, an “Insider” and collectively, the “Insiders”) together with the Sponsor and SPAC entered into a letter agreement dated October 24, 2024 (the “Insider Letter”), pursuant to which Sponsor and the Insiders agreed, among other matters, to (i) vote any SPAC Class A Ordinary Shares owned by Sponsor or such Insider in favor of an initial business combination for which SPAC seeks approval, (ii) waive any redemption rights that Sponsor or such Insider may have in connection with the consummation of an initial business combination with respect to any SPAC Class A Ordinary Shares owned by Sponsor or such Insider, (iii) waive any rights to liquidating distributions from the Trust Account with respect to the Founder Shares, and (iv) certain transfer restrictions with respect to the Sponsor Shares;

WHEREAS, SPAC’s Second Amended and Restated Memorandum and Articles of Association (as amended, the “SPAC Charter”) provides, among other matters, that the SPAC Class B Ordinary Shares will automatically convert (if not already converted at the election of the holder) into SPAC Class A Ordinary Shares upon the consummation of an initial business combination;

WHEREAS, concurrently with the execution and delivery of this Agreement, SPAC, Parent, Merger Sub, KQC Korea and Sponsor are entering into the Business Combination Agreement, pursuant to which, upon the consummation of the transactions contemplated thereby (the “Closing”), among other matters, (a) immediately prior to, and conditioned upon, the Effective Time, Parent will effect the Pre-Closing Recapitalization; and (b) Merger Sub will merge with and into SPAC, with SPAC surviving the Merger as a direct wholly owned subsidiary of Parent; (collectively, the “Transactions”);

WHEREAS, as a condition and inducement to Parent’s and KQC Korea’s willingness to enter into the Business Combination Agreement, Parent and KQC Korea have required that Sponsor enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

1. Enforcement of Sponsor Voting Requirements, Transfer Restrictions and Redemption Waiver

(a) During the period from the date hereof until the earlier of the Closing and the valid termination of the Business Combination Agreement, for the benefit of Parent, (i) Sponsor agrees that it shall (A) cause all the Sponsor Shares owned by it to be counted as present at the SPAC Shareholder Meeting (including any adjournment or postponement thereof) for purposes of calculating a quorum thereat, (B) vote all Sponsor Shares in favor of the Transaction Proposals, including the SPAC Shareholder Approval (as defined in the Business Combination Agreement), (C) not redeem any Sponsor Shares, including in connection with the SPAC Shareholder Meeting or an Extension Meeting, and (D) comply with the transfer restrictions set forth in the Insider Letter with respect to the Sponsor Shares, in each case subject to the exceptions set forth in the Insider Letter, provided that, in the case of any permitted Transfer (as defined in the Insider Letter) pursuant to the terms of the Insider Letter, the transferee (the “Permitted Transferee”) must enter into a written agreement with Parent and SPAC agreeing to be bound by the provisions of this Agreement and the Insider Letter; and (ii) SPAC agrees (A) to enforce the Insider Letter in accordance with its terms, and (B) not to amend, modify or waive any provision of the Insider Letter without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned).

2. Representations and Warranties of Sponsor. Sponsor represents and warrants to SPAC and Parent, as follows:

(a) Authorization. Sponsor is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Sponsor and no other proceedings on the part of Sponsor or Sponsor’s shareholders are necessary to authorize the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby except as have been obtained prior to the date of this Agreement. This Agreement has been duly and validly executed and delivered by Sponsor, and assuming the due execution and delivery by Parent and SPAC, constitutes the legal, valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with its terms, except as limited by applicable bankruptcy, insolvency and similar Laws and general principles of equity.

(b) Consents and Approvals; No Violations.

(i) The execution, delivery and performance of this Agreement by Sponsor and the consummation by Sponsor of the transactions contemplated hereby do not and will not require any filing or registration with, notification to, or authorization, permit, license, declaration, consent of, or other action by or in respect of any Governmental Authority on the part of Sponsor.

(ii) The execution, delivery and performance by Sponsor of this Agreement, the consummation by Sponsor of the transactions contemplated by this Agreement and compliance by Sponsor with any of the provisions hereof do not and will not (A) conflict with or violate any provision of the governing documents of Sponsor in any material respect, (B) conflict with or violate any Law, Order or consent applicable to Sponsor or any of its properties or assets or (C) result in any material violation or breach of, or materially conflict with, or constitute (with or without notice or lapse of time or both) a material default (or give rise to any right of purchase, termination, amendment, acceleration or cancellation) under, result in the loss of any material benefit under, or result in the triggering of any material payments pursuant to, any of the terms, conditions or provisions of, any Contract to which Sponsor is a party, except in the case of clauses (B) and (C) above as would not reasonably be expected, either individually or in the aggregate, to impair in any material respect the ability of Sponsor to timely perform its obligations hereunder or consummate the transactions contemplated hereby.

(c) Ownership of Sponsor Shares. (i) As of the date hereof, Sponsor is the sole record owner of 255,000 SPAC Class A Ordinary Shares and 1,905,000 Founder Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws, this Agreement and the Insider Letter), (ii) Sponsor has the sole voting power with respect to such Sponsor Shares, and (iii) Sponsor has not entered into any voting agreement (other than this Agreement and the Insider Letter) with or granted any Person any proxy (revocable or irrevocable) with respect to such Sponsor Shares.

(d) Contracts with SPAC. Except for (a) the Contracts disclosed in the SPAC Disclosure Schedules and (b) any Contract filed as an exhibit to a form, report, schedule, statement or other document that is publicly filed with the SEC, none of Sponsor nor any of the Affiliates of Sponsor is a party to any Contract with SPAC.

3. Further Assurances. Sponsor hereby agrees that it shall, from time to time, (a) execute and deliver, or cause to be executed and delivered, such Ancillary Agreements as may be necessary to satisfy any condition to the Closing under the Business Combination Agreement, in substantially the form previously provided to Sponsor as of the date of this Agreement, and (b) undertake commercially reasonable efforts to (i) execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments and (ii) take, or cause to be taken, such actions, and do, or cause to be done, and assist and cooperate with the other parties in doing such things, in each case, as are reasonably necessary for the purpose of effectively carrying out the Transactions and this Agreement, in each case, where such efforts do not require Sponsor expenditures in excess of those contemplated by the Business Combination Agreement.

4. General.

(a) Termination. This Agreement shall terminate on the earlier to occur of (a) the Closing or (b) at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement; provided, however, that no termination of this Agreement shall relieve or release a party hereto from any obligations or liabilities for any Fraud or Wilful Breach of any representation, warranty, covenant or obligation under this Agreement. This Section 4 shall survive termination of this Agreement.

(b) Notices. All notices under this Agreement shall be in writing and shall be deemed given when delivered personally, sent by email with confirmation of receipt, or sent by internationally recognised overnight courier:

If to SPAC, to:

CHARLTON ARIA ACQUISITION CORPORATION
221 W 9th Street, #848
Wilmington, Delaware 19801
Attn: Jung Min Lee, Chief Executive Officer
Email: jmlee@charltonaria.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
Address: Level 34, 100 Bishopsgate
London EC2N 4AG
United Kingdom
Attn: Hamid Yunis
Email: hamid.yunis@pillsburylaw.com

If to Sponsor, to:

ST Sponsor II Limited
c/o Maples and Calder (Hong Kong) LLP
26th Floor, Central Plaza, 18 Harbour Road, Wanchai, Hong Kong
Attention: Juno Huang
Email: juno.huang@maples.com

with a copy (which shall not constitute notice) to:

Pillsbury Winthrop Shaw Pittman LLP
Address: Level 34, 100 Bishopsgate
London EC2N 4AG
United Kingdom
Attn: Hamid Yunis
Email: hamid.yunis@pillsburylaw.com

If to Parent, to:

KQC QUANTUM, INC.
9F, Units 905 to 908, 55 Centum Jungang-ro
Haeundae-gu, Busan, Republic of Korea
Attention: John Kim
Email: john.kim@kqchub.com

(c) Entire Agreement. This Agreement, together with the Business Combination Agreement, the Ancillary Agreements and each of the other documents and instruments referred to herein, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or thereof.

(d) Governing Law; Jurisdiction; Waiver of Jury Trial. Section 9.3 of the Business Combination Agreement shall apply to this Agreement mutatis mutandis.

(e) Remedies. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to seek specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party hereto is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law, and each party hereto agrees to waive any requirement for the securing or posting of any bond in connection therewith.

(f) Amendments and Waivers. This Agreement may be amended or modified only by a written instrument signed by Parent and SPAC and, in respect of any provision applicable to Sponsor, Sponsor. The observance of any term of this Agreement may be waived only by a written instrument signed by the party against whom enforcement of that waiver is sought. No failure or delay by a party hereto in exercising any right hereunder shall operate as a waiver thereof. No waiver of or exception to any term, condition or provision of this Agreement in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such term, condition or provision.

(g) Severability. If any provision of this Agreement is held invalid, illegal or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid, illegal or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

(h) Assignment. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other parties; provided that Sponsor may transfer its rights and obligations with respect to any Sponsor Shares to a permitted transferee only if such transferee agrees in writing to be bound by the terms and conditions of this Agreement and the Insider Letter. Any purported assignment in violation of this Section shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the parties hereto and their respective successors and permitted assigns.

(i) Costs and Expenses. Except as otherwise provided in the Business Combination Agreement, including Section 5.12 thereof, each party to this Agreement will pay its own costs and expenses relating to the negotiation, execution, delivery and performance of this Agreement.

(j) No Joint Venture. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party hereto is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party hereto. Without in any way limiting the rights or obligations of any party hereto under this Agreement, prior to the Closing, (i) no party hereto shall have the power by virtue of this Agreement to control the activities and operations of any other and (ii) no party hereto shall have any power or authority by virtue of this Agreement to bind or commit any other party hereto. No party hereto shall hold itself out as having any authority or relationship in contravention of this Section 4(j).

(k) Publicity. Section 5.19 of the Business Combination Agreement shall apply to this Agreement mutatis mutandis.

(l) Capacity as Shareholder. Sponsor signs this Agreement solely in its capacity as a shareholder of SPAC, and not in its capacity as a director (including “director by deputization”), officer or employee of SPAC, if applicable. Nothing herein shall be construed to: (i) restrict, limit, prohibit or affect any actions or inactions by Sponsor or any representative of Sponsor, as applicable, serving in the capacity of a director or officer of SPAC or any Subsidiary of SPAC, acting in such person’s capacity as a director or officer of SPAC or any Subsidiary of SPAC (it being understood and agreed that the Business Combination Agreement contains provisions that govern the actions or inactions by the directors and officers of SPAC with respect to the Merger and the other Transactions) or (ii) prohibit, limit or restrict the exercise of any fiduciary duties as director or officer of SPAC that is otherwise permitted by, and done in compliance with, the terms of the Business Combination Agreement (and in each case of clauses (i) and (ii), without limiting Sponsor’s obligations hereunder in its capacity as a shareholder of SPAC).

(m) Affiliates. In this Agreement, the term “Affiliate”, when used with respect to a particular Person, means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with such Person. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlled by” and “under common Control with” have correlative meanings.

(n) No Recourse. This Agreement may be enforced only against the parties that have executed and delivered it. No past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney or Representative of any party shall have any liability for any obligation of that party under this Agreement.

(o) Headings; Interpretation. The headings and subheadings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. In this Agreement, unless the context otherwise requires: (i) any pronoun used shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (ii) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; (iii) the words “hereof,” “herein,” “hereto,” and “hereby” and other words of similar import shall be deemed in each case to refer to this Agreement as a whole and not to any particular section or other subdivision of this Agreement; (iv) the term “or” means “and /or”; (v) the word “extent” in the phrase “to the extent” means the degree to which a subject or thing extends, and such phrase shall not simply mean “if’; and (vi) references to “written” or “in writing” include in electronic form. The parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

(p) Counterparts. This Agreement may be executed in two or more counterparts, and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document, but all of which together shall constitute one and the same instrument. Copies of executed counterparts of this Agreement transmitted by electronic transmission (including by email or in .pdf format) or facsimile as well as electronically or digitally executed counterparts (such as DocuSign) shall have the same legal effect as original signatures and shall be considered original executed counterparts of this Agreement.

(q) New Securities. In the event that, during the period from the date hereof until the earlier of the Closing and the valid termination of the Business Combination Agreement, (i) any SPAC Class A Ordinary Shares, Founder Shares, SPAC Rights or other securities of SPAC are issued to Sponsor in respect of the Sponsor Shares pursuant to any stock or share dividend, stock split, share subdivision, recapitalization, reclassification, combination or exchange of SPAC securities owned by Sponsor or otherwise, then such securities acquired by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted Sponsor Shares, or (ii) Sponsor purchases or otherwise acquires beneficial ownership of, or acquires the right to vote, any SPAC Class A Ordinary Shares, Founder Shares, SPAC Rights or other securities of SPAC after the date of this Agreement by any means not contemplated by Section 4(q)(i) herein, then such securities shall be subject to the terms of Section 1 of this Agreement to the same extent as if they constituted Sponsor Shares owned by Sponsor as of the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Sponsor Support Agreement as of the date first written above.

SPAC:

CHARLTON ARIA ACQUISITION CORPORATION

By:	/s/ Jung Min Lee
Name:	Jung Min Lee
Title:	Chief Executive Officer and Director

Sponsor:

ST SPONSOR II LIMITED

By:	/s/ Siak Chan Chen
Name:	Siak Chan Chen
Title:	Managing Partner

Parent:

KQC QUANTUM, INC.

By:	/s/ Ji Hoon Kweon
Name:	Ji Hoon Kweon
Title:	Director, President and CEO

[Signature Page – Sponsor Support Agreement]